UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

December 8, 2021

MICROCHIP TECHNOLOGY INCORPORATED

(Exact Name Of Registrant As Specified In Its Charter)

Delaware	0-21184	86-0629024
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2355 West Chandler Boulevard, Chandler, Arizona 85224-6199
(Address of Principal Executive Offices, Including Zip Code)

(480) 792-7200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol:	Name of each exchange on which registered:
Common Stock, $0.001 par value	MCHP	NASDAQ Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02	Unregistered Sales of Equity Securities.

On December 8, 2021, Microchip Technology Incorporated (the “Company,” “Microchip,” “we,” “us” or “our”) entered into separate privately-negotiated exchange agreements (the “Exchange Agreements”) with certain holders of its outstanding 1.625% Convertible Senior Subordinated Notes due 2025 (the “2025 Notes”), 1.625% Convertible Senior Subordinated Notes due 2027 (the “2027 Notes”) and 2.250% Convertible Junior Subordinated Notes due 2037 (the “2037 Notes” and, together with the 2025 Notes and the 2027 Notes, collectively, the “Notes”), pursuant to which Microchip will deliver and pay, as the case may be, an aggregate of (a) approximately 2.3 million shares of Microchip’s common stock, par value $0.001 per share (the “Common Stock”), based on the Reference Price (as defined below) and (b) approximately $96.7 million in cash, collectively, including accrued interest, in exchange for approximately $36.6 million principal amount of the 2025 Notes, approximately $39.7 million principal amount of the 2027 Notes and approximately $19.9 million principal amount of the 2037 Notes (the “Exchange Transactions”). The foregoing amounts of cash and stock are subject to adjustment during a one-day measurement period ending December 9, 2021. Accordingly, such approximate amounts are estimates based on an assumed price per share of Common Stock equal to the closing price per share of Common Stock on The Nasdaq Global Select Market on December 8, 2021. The actual amounts of cash paid and shares of Common Stock issued could vary depending on changes in the trading price of the Common Stock during the measurement period.

The Exchange Transactions are expected to close on or about December 14, 2021. Following the closing of the Exchange Transactions, approximately $34.4 million in aggregate principal amount of 2025 Notes will remain outstanding, approximately $193.0 million in aggregate principal amount of 2027 Notes will remain outstanding and approximately $10.2 million in aggregate principal amount of 2037 Notes will remain outstanding, in each case, with terms unchanged.

Microchip will not receive any cash proceeds from the Exchange Transactions. In exchange for delivering and paying, as applicable, the shares of Microchip’s Common Stock and cash pursuant to the Exchange Transactions, Microchip will receive and cancel the exchanged Notes. Microchip will fund the cash portion of the Exchange Transactions with borrowings under that certain Amended and Restated Credit Agreement, dated as of May 29, 2018, among the Company, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A.,as administrative agent, as amended, and with existing cash and cash equivalents.

The Exchange Transactions are being conducted as a private placement and the shares of Common Stock to be issued in the Exchange Transactions will be issued pursuant to the exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act and were offered only to persons believed to be either (i) an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act or (ii) a “qualified institutional buyer” within the meaning of Rule 144A promulgated under the Securities Act. The Company is relying on this exemption from registration based on the representations made by the holders of the Notes participating in the Exchange Transactions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 9, 2021	Microchip Technology Incorporated

	By:	/s/ J. Eric Bjornholt
J. Eric Bjornholt
Senior Vice President and Chief Financial Officer

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